IMPORTANT NOTICE

IMPORTANT: You must read the following disclaimer before continuing. The following disclaimer applies to the attached invitation (the Invitation), whether received by e-mail or otherwise received as a result of electronic communication, and you are, therefore, required to read this disclaimer page carefully before reading, accessing or making any other use of the Invitation. In accessing the Invitation, you agree to be bound by the following terms and conditions, including any modification to them from time to time, each time that you receive any information from the Issuer, the Existing Guarantor, the New Guarantor (each as defined below), Citigroup Global Markets Limited, The Royal Bank of Scotland plc as consent solicitation agents (the Solicitation Agents), Lucid Issuer Services Limited as tabulation and voting agent (the Tabulation and Voting Agent) or the scrutineer having conducted the vote without meeting (the Scrutineer). Terms used in this disclaimer and defined in the Invitation are used herein as so defined.

You have been sent the Invitation on the basis that you have confirmed to the Solicitation Agents or the Tabulation and Voting Agent, being the sender of the Invitation, that:

(a)
you are a holder or a beneficial owner of the EUR 750,000,000 1.875% Fixed Rate Notes due January 30, 2020 (ISIN: XS0878010718) (the 2020 Notes) issued by innogy Finance B.V. (previously named RWE Finance B.V.) (the Issuer);

(b)
you are a person to whom it is lawful to send the Invitation or to solicit your consent in the Invitation under applicable laws, and you are permitted under the laws of your jurisdiction of residence and domicile to participate in the Noteholder Meeting;

(c)	you consent to the delivery of the Invitation by electronic transmission; and

(d)	you have understood and agree to the terms set forth in this disclaimer.

This Invitation is made with regard to the securities of a foreign company in reliance on the exemption afforded under Rule 802 of the U.S. Securities Act of 1933, as amended. The offer of the New Guarantee is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the New Guarantor is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

Noteholders should inform themselves, and obtain professional advice, about any commissions and expenses expected to be charged by their custodians and any relevant intermediary for their participation in the Noteholder Meeting and be aware that Noteholders will bear any such commissions and expenses and have no right of recourse in respect of such commissions and expenses (whether by way of reimbursement, indemnity or otherwise) against the Issuer, the Existing Guarantor, the New Guarantor, the Solicitation Agents, the Tabulation and Voting Agent, the Scrutineer or any affiliate of any such person or any of their respective directors, officers, employees or agents or any other person.

The Invitation has been sent to you in electronic form. The hard copy version of the Invitation is in the same form as that sent to you in electronic form. However, you are advised that documents transmitted in electronic form may be altered or changed during the process of transmission and consequently none of the Issuer, the Existing Guarantor, the New Guarantor, the Solicitation Agents, the Tabulation and Voting Agent, the Scrutineer or any person who controls, or is a director, officer, employee or agent of, any of the Issuer, the Existing Guarantor, the New Guarantor, the Solicitation Agents, the Tabulation and Voting Agent or the Scrutineer or any affiliate of any such person or any of their respective directors, officers, employees or agents accepts any liability or responsibility whatsoever in respect of any difference between the Invitation distributed to you in electronic format and the hard copy version available to you on request from the Tabulation and Voting Agent.

The distribution of the Invitation in certain jurisdictions may be restricted by law and persons into whose possession the Invitation comes are requested to inform themselves about, and to observe, any such restrictions.

No action has been or will be taken in any jurisdiction in relation to the Invitation that would permit a public offering of securities. Nothing in this electronic transmission constitutes an offer to buy or the solicitation of an offer to sell securities in any jurisdiction in which such offer or solicitation would be unlawful. The Invitation is not being extended to any Noteholder whose participation in the Noteholder Meeting would violate the laws of its jurisdiction of residence or domicile.

The Invitation is being made by the Issuer. The Issuer is not making an offer to buy or soliciting an offer to sell securities in connection with the Invitation where such offer or solicitation would be unlawful.

The materials relating to the Invitation do not constitute, and may not be used in connection with, an offer or consent solicitation in any place where offers or consent solicitations are not permitted by law.

THE INVITATION MAY NOT BE DOWNLOADED, FORWARDED OR DISTRIBUTED, IN WHOLE OR IN PART, TO ANY OTHER PERSON AND MAY NOT BE REPRODUCED IN ANY MANNER WHATSOEVER. ANY DOWNLOADING, FORWARDING, DISTRIBUTION OR REPRODUCTION OF THE INVITATION, IN WHOLE OR IN PART, IS UNAUTHORISED. FAILURE TO COMPLY WITH THIS REQUIREMENT MAY RESULT IN A VIOLATION OF APPLICABLE LAWS AND REGULATIONS

This Invitation is made with regard to the securities of a foreign company in reliance on the exemption afforded under Rule 802 of the U.S. Securities Act of 1933, as amended. The offer of the New Guarantee is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for Noteholders to enforce their rights and any claim they may have arising under the federal securities laws, since the New Guarantor is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. Noteholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

Invitation to Noteholder Meeting dated December 21, 2016
THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

INVITATION TO NOTEHOLDER MEETING
(Einberufung zur Gläubigerversammlung)

by

INNOGY FINANCE B.V. (previously RWE FINANCE B.V.)
(the Issuer)

to holders of its outstanding

EUR 750,000,000 1.875% Fixed Rate Notes due January 30, 2020 (ISIN: XS0878010718) (the 2020 Notes or the Notes)

guaranteed by

RWE AKTIENGESELLSCHAFT
(the Existing Guarantor or RWE AG)

issued under the EUR 30,000,000,000 Debt Issuance Programme of the RWE AG and the Issuer (as amended, the Programme)

to consent to a replacement of the Existing Guarantor with innogy SE as new guarantor (the New Guarantor or innogy SE) of the 2020 Notes (the Proposed Amendment and, if passed by way of resolution in the Noteholder Meeting (as defined herein), the Extraordinary Resolution), all as further described in, and subject to the terms set out in, this Invitation, in the Noteholder Meeting to be held

from 11.00 (CET) on January 11, 2017 at the offices of De Brauw Blackstone Westbroek in

Claude Debussylaan 80
1082 MD Amsterdam
The Netherlands

(such invitation to the Noteholder Meeting, the Invitation)

The Proposed Amendment had already been voted on in a Vote Without Meeting which has taken place from 0.00 (CET) on December 7, 2016 to 23.59 (CET) on December 12, 2016 but in which the necessary quorum of holders participating (at least 50% of the aggregate principal amount of the 2020 Notes then outstanding) was not achieved.

NOTEHOLDERS ARE REQUESTED TO VOTE THROUGH THE TABULATION AND VOTING AGENT AS THEIR PROXY AT THE NOTEHOLDER MEETING.

In order to vote at the Noteholder Meeting through the Tabulation and Voting Agent as proxy, Noteholders who have previously voted through the Tabulation and Voting Agent in the Vote Without Meeting and who have not revoked their Voting Instruction (as defined herein) and/or Consent Instruction (as defined in the Consent Solicitation Memorandum (as defined herein)) do not have to take any action. Unless validly revoked, the Voting Instruction and Consent Instruction or instruction to the Noteholder Custodian to submit a Consent Instruction given in connection with the Vote Without Meeting continue to be valid, so that the Tabulation and Voting Agent will cast a vote in the Noteholder Meeting on behalf of the relevant Noteholder in the same way as in the Vote Without Meeting (see “Procedures for Participating in the Noteholder Meeting – Voting through the Tabulation and Voting Agent as proxy by Noteholders having previously voted through the Tabulation and Voting Agent in the Vote Without Meeting” below).

In order to vote at the Noteholder Meeting through the Tabulation and Voting Agent as proxy, Noteholders who have not previously voted through the Tabulation and Voting Agent as proxy in the Vote Without Meeting must, by 23.59 (CET) on January 6, 2017 (the Registration and Instruction Deadline), (i) register on the Voting Platform (www.lucid-is.com/innogy) and (ii) submit, or arrange for submission of, a Consent Instruction to the Clearing Systems (as defined in the Consent Solicitation Memorandum) and procure that the Tabulation and Voting Agent receives such Consent Instruction via the Clearing Systems. Only Noteholders who have both (x) registered with, and instructed, the Tabulation and Voting Agent and (y) submitted a Consent Instruction in due time before the Registration and Instruction Deadline will be eligible to vote through the Tabulation and Voting Agent (see “Procedures for Participating in the Noteholder Meeting – Voting through the Tabulation and Voting Agent as proxy by Noteholders not having previously voted through the Tabulation and Voting Agent in the Vote Without Meeting or having unblocked their Notes” below).

NOTEHOLDERS SHOULD INFORM THEMSELVES AND BE AWARE THAT THE DEADLINES SET BY ANY INTERMEDIARY OR CLEARING SYSTEM MAY BE EARLIER THAN THE DEADLINES SET OUT IN THIS DOCUMENT.

Noteholders who do not wish to vote through the Tabulation and Voting Agent as proxy, may cast their votes either by physically attending the Noteholder Meeting and acting as principal on their own behalf or by appointing a physically attending proxy, voting agent or other agent acting on their behalf (other than the Tabulation and Voting Agent) at the Noteholder Meeting. Any such Noteholder must deliver identification documents and a Blocking Confirmation (Sperrvermerk) at the entrance to the Noteholder Meeting (see “Procedures for Participating in the Noteholder Meeting – Attendance at the Noteholder Meeting” below).

SOLICITATION AGENTS

CITIGROUP	NATWEST MARKETS

TABULATION AND VOTING AGENT
LUCID ISSUER SERVICES LIMITED

TABLE OF CONTENTS

A.	ENGLISH LANGUAGE VERSION	4
	General	4
	Rationale for the Noteholder Meeting	5
	Indicative Timetable	5
	Proposed Amendments	7
	Legal Consequences of the Noteholder Meeting	8
	Procedures for participating in the Noteholder Meeting	9
	Countermotion and Supplementary Proposals	12
	Announcements	12
	Agreements, Acknowledgements, Representations, Warranties and Undertakings	12
	Termination	13
	Documents	13
B.	GERMAN LANGUAGE VERSION	15
Annex 1.	Standard Blocking Confirmation	16
German language version		18
Annex 2.	Form of Proxy	19
German language version		21

A.          ENGLISH LANGUAGE VERSION

This Invitation has been drafted in the English language and in parts in the German language. Where a German language version exists, such German language version shall be binding.

GENERAL

Reference is made to the consent solicitation memorandum of the Issuer dated November 15, 2016 (the Consent Solicitation Memorandum) which is available from the Tabulation and Voting Agent or the German Federal gazette (Bundesanzeiger) or can be accessed at https://www.innogy.com/web/cms/de/3265808/ueber-innogy/investor-relations/anleihen/bond-restructuring/ (the Solicitation Website). Capitalised terms used but not defined in this Invitation shall, unless the context otherwise requires, have the meanings set out in the Consent Solicitation Memorandum.

The Issuer, the Existing Guarantor and the New Guarantor have appointed Citigroup Global Markets Limited and The Royal Bank of Scotland plc as consent solicitation agents (the Solicitation Agents) under a solicitation agency agreement which contains certain provisions regarding the payment for fees, expense reimbursement and indemnity arrangements and Lucid Issuer Services Limited as tabulation and voting agent (the Tabulation and Voting Agent) in connection with the Noteholder Meeting.

The Issuer, the Existing Guarantor and the New Guarantor each accept responsibility for the information contained in this Invitation. To the best of the knowledge and belief of the Issuer, the Existing Guarantor and the New Guarantor (having taken all reasonable care to ensure that such is the case), the information contained in this Invitation is in accordance with the facts and does not omit anything likely to affect the import of such information.

Noteholders should carefully consider the Consent Solicitation Memorandum and this Invitation before making any decision with respect to the Proposed Amendment to be voted on at the Noteholder Meeting. Noteholders are specifically requested to consider the more detailed descriptions contained in the Consent Solicitation Memorandum under “General”, “Rationale”, “Proposed Amendments”, “Ratings”, “Questions and Answers about the Votes Without Meeting”, “Risk Factors relating to the Votes Without Meeting”, “Information on the New Guarantor”, “Risk Factors relating to the New Guarantor”, “Tax Consequences”, “Amendment and Termination” and “Additional Information Available”. If any Noteholder is in any doubt regarding his/her options or is unsure of the impact of the implementation of the Extraordinary Resolution, it is recommended to seek its own financial and legal advice, including in respect of any tax consequences, immediately from its broker, bank manager, solicitor, accountant or other independent financial, tax or legal adviser. Any individual or company whose Notes are held on its behalf by a broker, dealer, bank, custodian, trust company or other nominee or intermediary is advised to contact such entity in accordance with applicable deadlines if it wishes to participate in the Noteholder Meeting.

In particular, Noteholders should carefully consider the key risk factors set out in the Consent Solicitation Memorandum, together with the other information contained in this Invitation, when deciding whether to participate in the Noteholder Meeting or how to vote with respect to the Proposed Amendment. The occurrence of any of the events described under “Risk Factors Relating to the New Guarantor” in the Consent Solicitation Memorandum, individually or together with other circumstances, could have a material adverse effect on the New Guarantor’s ability to fulfil its obligations under the New Guarantee.

None of the Issuer, the Existing Guarantor, the New Guarantor, the Solicitation Agents, the Tabulation and Voting Agent or any of their respective directors, officers, employees or affiliates makes any representation or recommendation whatsoever regarding the Invitation, or any recommendation as to whether Noteholders should participate in the Noteholder Meeting or how to vote in such Noteholder Meeting. If any Noteholder has any doubt as to the action it should take, it is recommended to seek its own advice, including as to any tax consequences, from its legal adviser, intermediary, accountant or other independent adviser.

Noteholders must comply with all laws that apply to them in any place in which they possess this Invitation (see “General” in the Consent Solicitation Memorandum). The Noteholder Meeting will be held in accordance with the applicable provisions of the German Act on Debt Securities and the Dutch Financial Markets Supervision Act. Noteholders are responsible for complying with all of the procedures for participating in the relevant Noteholder Meeting described in this Invitation and the Consent Solicitation Memorandum. None of the Issuer, the Existing Guarantor, the New Guarantor, the Solicitation Agents; the Tabulation and Voting Agent or the Scrutineer nor any of their respective directors, officers, employees or affiliates assumes any responsibility for informing Noteholders of irregularities with respect to compliance with such procedures (see “Procedures for Participating in the Noteholder Meeting” below).

RATIONALE FOR THE NOTEHOLDER MEETING

The Invitation to the Noteholder Meeting is made because the relevant quorum (at least 50% of the aggregate principal amount of the 2020 Notes then outstanding represented by votes cast (including abstainers)) at the Vote Without Meeting held from 0.00 (CET) on December 7, 2016 to 23.59 (CET) on December 12, 2016 in relation to the 2020 Notes was not met and no Extraordinary Resolution was passed. The Noteholder Meeting will be held as an adjourned meeting (zweite Versammlung) pursuant to Section 18 (4) sentence 2 in connection with Section 15 (3) sentence 3 of the German Act on Debt Securities and reduced quorum requirements apply (see “Proposed Amendments” below).

For more information on the rationale for the Consent Solicitation and this Invitation see “Rationale for the Consent Solicitations” in the Consent Solicitation Memorandum.

INDICATIVE TIMETABLE

Set out below is an indicative timetable showing the timing of the Invitation and/or the Noteholder Meeting, assuming that the Extraordinary Resolution will be passed and implemented.

Event	Date and Time
Launch Date of the Invitation to the Noteholder Meeting
Invitation (i) published on the Solicitation Website and (ii) sent for publication in the German Federal Gazette (Bundesanzeiger).

Notices announcing the Invitation will also be published, or sent for publication, (i) through the Clearing Systems, (ii) on WM-Daten, (iii) on Bloomberg/Reuters, (iv) with the AFM, and (v) on the website of the LuxSE (www.bourse.lu).

December 21, 2016

Registration and Instruction Deadline
Deadline for registration on, and submitting Voting Instructions to the Tabulation and Voting Agent via the Voting Platform and for receipt of Consent Instructions by the Tabulation and Voting Agent.

Noteholders who have voted through the Tabulation and Voting Agent at the Vote Without Meeting and have not revoked their Voting Instruction and/or Consent Instruction do not need to again instruct the Tabulation and Voting Agent.
23.59 (CET) on January 6, 2017

Noteholder Meeting will be held
Agenda: After the opening of the Noteholder Meeting, the Proposed Amendment and the rationale of the transaction will be presented. Noteholders are given the opportunity to raise questions and make countermotions. Provided that no countermotion is made, the Proposed Amendment will then be put to the vote of Noteholders. Once the results of the vote have been determined by the scrutineer, the scrutineer will close the Noteholder Meeting.

To the extent validly instructed by Noteholders, the Tabulation and Voting Agent casts votes at the Noteholder Meeting as the Noteholders’ proxy.

Noteholders who have not instructed the Tabulation and Voting Agent may cast votes at the Noteholder Meeting, either by physically attending and acting as principal on its own behalf or by appointing a physically attending proxy, voting agent or other agent (other than the Tabulation and Voting Agent).
From 11.00 (CET) on January 11, 2017

Announcement (Bekanntmachung) of Results of the Noteholder Meeting
Notices of whether the required quorum has been reached and/or the Extraordinary Resolution has been passed at the Noteholder Meeting will be published, or sent for publication, (i) in the German Federal Gazette (Bundesanzeiger), (ii) on the Solicitation Website, (iii) with the AFM, (iv) on WM-Daten, (v) through the Clearing Systems, (vi) on Bloomberg/Reuters, and (vii) on the website of the LuxSE (www.bourse.lu).
As soon as reasonably practicable after the Noteholder Meeting

End of Statutory Contestation Period
Deadline for contesting the Extraordinary Resolution passed at the Noteholder Meeting.	One month after the results of the Noteholder Meeting have been announced (bekanntgemacht)

Implementation of the Extraordinary Resolution passed at the Noteholder Meeting
The scrutineer of the Noteholder Meeting forwards the contents of the Extraordinary Resolution recorded in the minutes of the Noteholder Meeting to the relevant Central Securities Depositary and instructs it to add such minutes to the relevant Notes held by such Central Securities Depositary.
As soon as reasonably practicable after the Conditions of Implementation with regard to the Notes have been fulfilled

Announcement (Bekanntmachung) of Implementation of Extraordinary Resolution
Notices that the Extraordinary Resolution has been implemented will be published, or sent for publication, (i) in the German Federal Gazette (Bundesanzeiger), (ii) on the Solicitation Website, (iii) with the AFM, (iv) on WM-Daten, (v) through the Clearing Systems (vi) on Bloomberg/Reuters, and (vii) on the website of the LuxSE (www.bourse.lu).
As soon as reasonably practicably after the Extraordinary Resolution has been implemented

Noteholders are advised to check with any bank, securities broker or other intermediary through which they hold their Notes as to when such intermediary would need to receive instructions from a Noteholder in order for such Noteholder to participate in the relevant Noteholder Meeting by the deadlines specified above. The deadlines set by any such intermediary and each relevant Clearing System for the submission and (where permitted) revocation of Consent Instructions will be earlier than the relevant deadlines above.

PROPOSED AMENDMENTS

At the Noteholder Meeting, the Proposed Amendment in relation to the 2020 Notes will be proposed again to Noteholders. For more information see the section “Proposed Amendments” in the Consent Solicitation Memorandum.

Proposed Amendment in respect of the 2020 Notes:

Consent to the Change of Guarantor
Quorum: At least 25% of the aggregate principal amount of the 2020 Notes then outstanding represented by Noteholders participating at the Noteholder Meeting (including if participating through the Tabulation and Voting Agent or any other proxy, voting agent or other agent)

Majority Requirement: At least 75% of the votes cast in favour of the Proposed Amendment

At the Noteholder Meeting, the following Proposed Amendment are put to the vote of Noteholders:

-
The Noteholders grant their consent to the cancellation of the guarantee agreement entered into between RWE Aktiengesellschaft as guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent on 14 April 2010, under which RWE Aktiengesellschaft has inter alia issued the unconditional and irrevocable guarantee for the due payment of principal and interest and any other amounts payable on the EUR 750,000,000 1.875% Fixed Rate Notes due January 30, 2020 (ISIN: XS0878010718), to the extent such guarantee relates to the EUR 750,000,000 1.875% Fixed Rate Notes due January 30, 2020 (ISIN: XS0878010718), and provided that, before such cancellation becomes effective, a guarantee agreement is entered into at essentially the same terms between innogy SE as guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent in respect of the EUR 750,000,000 1.875% Fixed Rate Notes due January 30, 2020 (ISIN: XS0878010718), and authorize and instruct innogy Finance B.V. (previously RWE Finance B.V.) to make all required amendments in the Terms and Conditions, including their introductory part and/or preamble, to reflect such change in guarantor.

CONSEQUENCES OF THE NOTEHOLDER MEETING

The legal consequences differ depending on whether the Extraordinary Resolution will be passed or not.

Extraordinary Resolution passed

If passed and implemented, the Extraordinary Resolution will be binding on all Noteholders of the 2020 Notes. This applies irrespective of whether Noteholders participated in the Noteholder Meeting, voted in favour of or against the Proposed Amendment or whether they abstained from voting. The implementation of the Extraordinary Resolution is subject to the satisfaction of certain Conditions of Implementation (see “Risk Factors relating to Votes Without Meeting – Conditions of Implementation” in the Consent Solicitation Memorandum). Even if the requisite majority of votes in favour of the Proposed Amendment is received, the Extraordinary Resolution will only be implemented if the Conditions of Implementation have either been satisfied or waived.

The description of the objection and contestation rights of Noteholders in “Risk Factors relating Votes Without Meeting - Contestation of Extraordinary Resolutions” and “Amendment and Termination – Contestation Rights” in the Consent Solicitation Memorandum apply to this Invitation with one exception: Unlike at Votes Without Meeting where Noteholders must object to the results of the Vote Without Meeting within two weeks following the announcement of the results, Noteholders who participated in the Noteholder Meeting must object to the Extraordinary Resolution passed at the Noteholder Meeting.

Extraordinary Resolution not passed

If the Extraordinary Resolution is not passed (e.g., because the quorum is not met or the required majority is not reached) or not implemented (e.g., because the relevant Conditions of Implementation are not satisfied) the 2020 Notes continue to be guaranteed by the Existing Guarantor. Such Notes may be considered structurally subordinated to Series, in respect of which Extraordinary Resolutions at a Vote Without Meeting have been passed and implemented and which are, therefore, guaranteed by the New Guarantor (see “Risk Factors relating to Votes Without Meeting – Structural Subordination, Ratings and Other Risks of Series in respect of which Extraordinary Resolutions are not passed or not implemented” in the Consent Solicitation Memorandum). At the moment, the Issuer does not intend to convene further noteholder meetings.

For the avoidance of doubt, this would not have any effect on any other transaction contemplated in the context of the Carve-Out, any other Extraordinary Resolutions passed and implemented at any other Vote Without Meeting, any resolutions passed and implemented in the context of the consent solicitation in relation to certain senior notes issued by RWE AG or any offer and acceptance of such offer made in the context of the exchange offer in relation to certain senior notes issued by RWE AG.

For more information on the potential implications of this Invitation on the rating of the Notes see “Ratings” in the Consent Solicitation Memorandum.

PROCEDURES FOR PARTICIPATING IN THE NOTEHOLDER MEETING

In order to participate at the Noteholder Meeting the Noteholders are requested to cast their vote through the Tabulation and Voting Agent as proxy (I. and II.). Alternatively, Noteholders or their representatives (other than the Tabulation and Voting Agent) may vote by attending physically at the Noteholder Meeting (III.).

I.	Voting through the Tabulation and Voting Agent as proxy by Noteholders having previously voted through the Tabulation and Voting Agent in the Vote Without Meeting

Unless validly revoked (see “Amendment and Termination - Revocation Rights” in the Consent Solicitation Memorandum), the Voting Instruction and Consent Instruction or instruction to the Noteholder Custodian to submit a Consent Instruction given in connection with the Vote Without Meeting continue to be valid. The Tabulation and Voting Agent will cast a vote in the Noteholder Meeting in the same way as in the Vote Without Meeting (see “Procedures for Participating in the Votes Without Meeting - Noteholder Meetings in the Event of an Insufficient Quorum” in the Consent Solicitation Memorandum).

In order to vote through the Tabulation and Voting Agent as proxy, no further activity by Noteholders who have previously voted through the Tabulation and Voting Agent in the Vote Without Meeting and who have not revoked their Voting Instruction and/or Consent Instruction (and therefore unblocked their 2020 Notes) is required. The Tabulation and Voting Agent as proxy, or any person duly authorised by the Tabulation and Voting Agent, will physically attend and cast the votes on behalf of the Noteholder as instructed in the Voting Instruction at the Noteholder Meeting.

Voting Instructions and Consent Instructions continue to be valid provided that Noteholders have not validly revoked their Voting Instruction and/or Consent Instructions (see “Procedures for participating in the Votes Without Meeting – Voting through the Tabulation and Voting Agent”, “Amendment and Termination – Revocation Rights” in the Consent Solicitation Memorandum).

Unless a Consent Instruction has been validly revoked by a Noteholder, the relevant Notes held on behalf of such Noteholder in the relevant account in the relevant Clearing System remain blocked until conclusion of the Noteholder Meeting (see “Risk Factors relating to the Votes Without Meeting - Blocking of Notes and Restrictions on Transfer” in the Consent Solicitation Memorandum).

II.	Voting through the Tabulation and Voting Agent as proxy by Noteholders not having previously voted through the Tabulation and Voting Agent in the Vote Without Meeting or having unblocked their Notes

Voting through the Tabulation and Voting Agent

In order to vote through the Tabulation and Voting Agent as proxy, Noteholders must, by the Registration and Instruction Deadline, (i) register on the Voting Platform (www.lucid-is.com/innogy) and (ii) submit, or arrange for submission of, a Consent Instruction to the Clearing Systems and procure that the Tabulation and Voting Agent receives such Consent Instruction via the Clearing Systems.

Registration

Upon registration on the Voting Platform, Noteholders will be required to submit their name, address, status (U.S. person / U.S. QIB or accredited investor / Non U.S. person), ISIN of the Notes, number of Notes and total principal amount of the Notes held by a Noteholder and credited to the securities account of the Noteholder Custodian of that Noteholder (together, the Noteholder Details) as well as the instruction to the Tabulation and Voting Agent to vote in favour of or against the Proposed Amendment or to abstain from a vote in relation to the Proposed Amendment (the Voting Instruction). By submitting a valid Voting Instruction, the Noteholder will appoint the Tabulation and Voting Agent as proxy to vote in the manner specified in their Voting Instruction in respect of the Proposed Amendment at the Noteholder Meeting. Each Voting Instruction is irrevocable but will be deemed to be revoked automatically if the Invitation is terminated by the Issuer (see “Termination” below).

Upon completion of the registration process, the Voting Platform will generate a unique identifier code (the ID-Code) and send the ID-Code, together with the Noteholder Details and the Voting Instruction, via email to the Tabulation and Voting Agent. At the same time, the Voting Platform will generate an email to the Noteholder confirming that the registration was successfully completed and specifying the ID-Code and a reminder that the Noteholder needs to submit, or arrange for submission of, a Consent Instruction to the Clearing Systems in order to be eligible to vote at the relevant  Noteholder Meeting.

Consent Instruction

In order to be eligible to vote, Noteholders must – in addition to registering on the Voting Platform – submit a Consent Instruction to the Clearing Systems, and procure that the Tabulation and Voting Agent receives such Consent Instruction via the Clearing Systems, by the Registration and Instruction Deadline.

Only Direct Participants may submit Consent Instructions. Each Noteholder that is not a Direct Participant must arrange for the Direct Participant through which such Noteholder holds its Notes to submit a Consent Instruction on its behalf before the applicable deadlines. Each Noteholder that is not a Direct Participant but holds Notes through an intermediary custodian bank (the Noteholder Custodian) must instruct the Noteholder Custodian to (i) submit, or arrange for submission of, a Consent Instruction to the Clearing Systems and (ii) immediately block the Notes held by such Noteholder Custodian for the Noteholder.

The Consent Instruction must specify, among others, the name of the Noteholder, the ID-Code, the Noteholder’s holding in the Notes, the securities account number at Euroclear/Clearstream in which the relevant Notes are held, an instruction to immediately block the relevant holding of Notes, and whether the Noteholder votes in favour of or against the Proposed Amendments or abstains from voting at the relevant Vote Without Meeting. The receipt of such Consent Instruction by Euroclear/Clearstream from a Direct Participant will be acknowledged in accordance with the standard practices of Euroclear/Clearstream and will result in the blocking of the relevant Notes in the relevant Direct Participant’s account with Euroclear/Clearstream so that no transfers may be effected in relation to such Notes.

Euroclear/Clearstream will transmit Consent Instructions received from Direct Participants on behalf of the Noteholders electronically to the Tabulation and Voting Agent. Upon receipt of such electronic message from Euroclear/Clearstream, the Tabulation and Voting Agent will assess whether the Noteholder Details in such messages correspond to the Noteholder Details submitted by the Noteholder to the Tabulation and Voting Agent upon registration on the Voting Platform. If the Tabulation and Voting Agent, in its reasonable discretion, determines that the details correspond and that it is validly instructed to vote on behalf of the relevant Noteholder, the Tabulation and Voting Agent will cast the votes at the Noteholder Meeting on behalf of the Noteholder as instructed in the Voting Instruction.

In order to vote through the Tabulation and Voting Agent as proxy, Noteholders must have both registered on the Voting Platform and submitted, or arranged for submission of, the Consent Instructions to the Clearing Systems by the Registration and Instruction Deadline. Noteholders who have only registered on the Voting Platform by the Registration and Instruction Deadline will not be eligible to vote if the Consent Instruction has not been received by the Tabulation and Voting Agent by the Registration and Instruction Deadline. The Tabulation and Voting Agent may, in its sole discretion, decide whether it will cast votes on behalf of Noteholders if it has received the Consent Instruction via Clearing Systems after the Registration and Instruction Deadline, provided that all Noteholders are treated equally.

Each Consent Instruction submitted after the date of this Invitation is irrevocable but will be deemed to be revoked automatically if the Invitation is terminated by the Issuer (see “Termination” below).

III.	Attending the Noteholder Meeting

While Noteholders are requested to continue casting their votes through the Tabulation and Voting Agent, each Noteholder may alternatively cast votes directly at the Noteholder Meeting, either by physically attending and acting as principal on its own behalf or by appointing a physically attending proxy, voting agent or other agent (other than the Tabulation and Voting Agent).

Noteholders must prove their entitlement to participate at the Noteholder Meeting by delivering the following documents at the entrance to the Noteholder Meeting:

(i)
Identification documents and evidence of beneficial ownership of the Noteholder of the Notes in form of a Blocking Confirmation issued by the Noteholder Custodian for the respective date of the Noteholder Meeting. Noteholders are requested to use the form of blocking confirmation which is contained in this Invitation in “Annex 1 – Standard Blocking Confirmation” (the Standard Blocking Confirmation), which can also be downloaded on the Solicitation Website. Noteholders who have not delivered a Blocking Confirmation at the entrance of the Noteholder Meeting, or have otherwise not evidenced that the Notes are blocked, will be denied access to, and will not be eligible to vote at, the Noteholder Meeting.

(ii)
If the Noteholder will cast its votes through a proxy, voting agent or other agent (other than the Tabulation and Voting Agent) appointed by it, a completed and signed form of proxy as contained in this Invitation in “Annex 2 – Form of Proxy” (the Form of Proxy) and which can be downloaded from the Solicitation Website. A proxy, voting agent or other agent (other than the Tabulation and Voting Agent) acting on behalf of a Noteholder not delivering a Form of Proxy at the entrance to the Noteholder Meeting will be denied access to, and will not be eligible to vote at, the Noteholder Meeting.

Representatives who sign forms or powers of attorney on behalf of Noteholders are, if the Noteholders are companies, partnerships or other legal entities, requested to evidence their power of representation by, e.g., providing a current excerpt from a relevant register or other equivalent confirmation. In addition, statutory representatives (e.g., parents acting as representatives for their children, guardians acting as representatives for their wards) or an official administrator (e.g., an insolvency administrator) are requested to evidence their statutory power of representation by submitting adequate documentation (e.g., the certificate of appointment as insolvency administrator).

COUNTERMOTION AND SUPPLEMENTARY PROPOSALS

Each Noteholder is entitled to make countermotions (Gegenanträge) in respect of the Proposed Amendment. In addition, Noteholders who together hold 5% of the aggregate principal amount of the 2020 Notes may make supplementary proposals by requesting that new items be published for resolution.

Countermotions and supplementary proposals and, in the case of a supplementary proposal, evidence that the Noteholders hold 5% of the aggregate principal amount of the 2020 Notes have to be submitted in Textform (e.g., via mail, fax or email) to the following address of the Issuer:

innogy Finance B.V.
c/o innogy SE

Address:	Opernplatz 1, 45128 Essen, Germany
Attention:	Investor Relations
Reference:	2020 Notes
Fax:	+49 201 12 15500
Email:	invest@innogy.com

Supplementary proposals must be received by the Issuer in such timely manner that they can be announced at the latest on the third day prior to the commencement of the Noteholder Meeting in the German Federal Gazette (Bundesanzeiger) and on the Solicitation Website. Countermotions must be delivered to the Issuer in a timely manner before the start of the Noteholder Meeting and will be published on the Solicitation Website promptly or can be made at the Noteholder Meeting (in which case no publication is required).

ANNOUNCEMENTS

Unless stated otherwise in this Invitation, all announcements in connection with the Noteholder Meeting will be made by the Issuer by publication (i) in the German Federal Gazette (Bundesanzeiger), (ii) on the Solicitation Website, (iii) with the AFM, (iv) on WM-Daten, (v) through the Clearing Systems, (vi) on Bloomberg/Reuters and (vii) on the website of the LuxSE (www.bourse.lu).

Copies of all announcements, notices and press releases can also be obtained from the Tabulation and Voting Agent. Significant delays may be experienced where notices are delivered to the relevant Clearing Systems and Noteholders are urged to contact the Tabulation and Voting Agent for the relevant announcements during the course of the Consent Solicitations. In addition, Noteholders may contact the Solicitation Agents for information using the contact details shown at the end of this Invitation.

AGREEMENTS, ACKNOWLEDGEMENTS, REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

By submitting a Consent Instruction to the relevant Clearing System in accordance with the procedures of such Clearing System, or by arranging for such Consent Instruction to be made, any Noteholder, Noteholder Custodian and Direct Participant submitting such Consent Instruction on such Noteholder’s behalf, as the case may be, shall be deemed to agree, and acknowledge, represent, warrant and undertake, to the Issuer, the Existing Guarantor, the New Guarantor, the Tabulation and Voting Agent, the Solicitation Agents and the Scrutineer as set out in “Agreements, acknowledgements, representations, warranties and undertakings” in the Consent Solicitation Memorandum.

TERMINATION

Notwithstanding any other provision of this Invitation, the Issuer may, subject to applicable laws, at its option and in its sole discretion terminate the Invitation at any time until the Extraordinary Resolution has been implemented.

The Issuer will promptly announce to the public any such termination in accordance with the terms set out above under “Announcements”.

In the event the Invitation is terminated, all such Voting Instructions and Consent Instructions relating to the Invitation will be deemed to be revoked automatically. All Notes in respect of which Consent Instructions had been submitted prior to the time of such termination will be unblocked promptly in the relevant account in Euroclear or Clearstream.

DOCUMENTS

From the beginning of the publication of this Invitation the following documents are available for Noteholders on the Solicitation Website:

•	This Invitation to the Noteholder Meeting;

•	The Consent Solicitation Memorandum;

•	Form of Standard Blocking Confirmation;

•	Form of Proxy;

•	Conditions of the 2020 Notes;

Upon request of a Noteholder, copies of the aforementioned documents shall be sent to her/him without delay and free of charge. The requests must be sent by post or e-mail to:

innogy Finance B.V.
c/o innogy SE

Address:	Opernplatz 1, 45128 Essen, Germany
Attention:	Investor Relations
Reference:	2020 Notes
Fax:	+49 201 12 15500
Email:	invest@innogy.com

Also the notary Dr. Christiane Mühe with business address at An der Welle 3, 60322 Frankfurt am Main (Germany) in its capacity as scrutineer of the Vote Without Meeting in relation to the 2020 Notes invites the Noteholders of the 2020 Notes and hereby publishes the aforementioned Invitation to the Noteholder Meeting.

Frankfurt am Main, December 2016

Notarin Dr. Christiane Mühe, Frankfurt am Main

B.          GERMAN LANGUAGE VERSION

ANNEX 1
STANDARD BLOCKING CONFIRMATION
[To be delivered at the entrance to the Noteholder Meeting]

Stamp of the depositary bank

Reference is made to the invitation to the noteholder meeting dated December 21, 2016 (the Invitation) and the Noteholder Meeting (Gläubigerversammlung) to be held from 11.00 (CET) on January 11, 2017.

BLOCKING CONFIRMATION

Terms defined in the Invitation have the same meaning when used in this Blocking Confirmation unless given a different meaning in this Blocking Confirmation.

A.	We hereby confirm that on today’s date the following notes are credited to the securities account which exists at our bank for name / company name __________________________________________________________________________
address / seat _________________________________________________________________________________:

2020 Notes (ISIN: XS0878010718)	Total principal amount of notes in EUR: (each held in Noteholder’s deposit account(s))

(the Holdings in the Notes)

B.	We hereby confirm that we will keep the Holdings in the Notes specified under A. blocked until the end of the Noteholder Meeting.

Signature page to follow

______________________________________________

Name of signatory:
Title:1
Date:

Important information:

This Blocking Confirmation must be delivered at the entrance of the Noteholder Meeting.

Please take into consideration the information regarding procedure, participation terms, voting rights, evidences, authorisations, countermotions and supplementary proposals as set out in the Invitation and the Consent Solicitation Memorandum which is published in the German Federal Gazette (Bundesanzeiger) or can be a obtained at no cost, by contacting the Tabulation and Voting Agent, whose contact details are shown at the end of the Invitation, or on the Solicitation Website as set out in the Invitation.

Noteholders who have not delivered a Blocking Confirmation in accordance with the provisions set out in the Invitation, or have otherwise not evidenced that the relevant Notes are blocked, will be denied access to, and will not be eligible to vote at, the Noteholder Meeting.

[1]	Please insert your function / position at the Noteholder Custodian .

German language version

ANNEX 2
FORM OF PROXY
[To be delivered at the entrance to the Noteholder Meeting]

Reference is made to the invitation to the noteholder meeting dated December 21, 2016 (the Invitation) and the Noteholder Meeting (Gläubigerversammlung) to be held from 11.00 (CET) on January 11, 2017

POWER OF ATTORNEY
issued by
name: ______________________________3
address: ______________________________ 4
as NOTEHOLDER of the Notes.

Terms defined in the Invitation have the same meaning when used in this Form of Proxy unless given a different meaning in this Form of Proxy.

For Noteholders resident in the United States:
I am/We are not a qualified institutional buyer or accredited investor within the meaning of U.S. federal securities law (please indicate by checking the box):	□

I/We authorise
_________________________________ [Name / Company name of the Representative]
With address / seat at ________________________________
as Representative

[3]	Please insert name / company name of Noteholder
[4]	Please insert address / seat of Noteholder

to represent me/us in the Noteholder Meeting with the right to delegate the power of attorney and to exercise my/our voting rights at any such Noteholder Meeting. The Representative is released from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch).

In case of doubt this power of attorney shall be interpreted extensively.
This power of attorney is governed and construed in accordance with the laws of the Federal Republic of Germany.
_________________________________ Name of signatory: Title:[5] Date:

Important information:

This power of attorney must be delivered at the entrance of the Noteholder Meeting.

Please take into consideration the information regarding procedure, participation terms, voting rights, evidences, authorisations, countermotions and supplementary proposals as set out in the Invitation and the Consent Solicitation Memorandum which is published in the German Federal Gazette (Bundesanzeiger) or can be a obtained at no cost, by contacting the Tabulation and Voting Agent, whose contact details are shown at the end of the Invitation, or on the Solicitation Website as set out in the Consent Solicitation Memorandum.

We kindly request that representatives of Noteholders who are legal entities or partnerships under German law or foreign law evidence their power of representation by submitting a current excerpt from a relevant register or other equivalent confirmation.

In addition, we kindly request that legal representatives (e.g. parents acting as representatives for their children, guardians acting as representatives for their wards) or an official administrator (e.g. an insolvency administrator) evidence their statutory power of representation by submitting adequate documentation (e.g. the certificate of appointment in the case of an insolvency administrator).

The Invitation is made with regard to the securities of a foreign company in reliance on the exemption afforded under Rule 802 of the U.S. Securities Act of 1933, as amended. The offer of the New Guarantee is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for Noteholders to enforce their rights and any claim Noteholders may have arising under the federal securities laws, since the New Guarantor is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. Noteholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

[5]	Please insert your capacity / position if you are acting on behalf of a Noteholder which is a company or on behalf of a third person by power of attorney or any other legal power of representation.

German language version

ISSUER
innogy Finance B.V. Willemsplein 2/4 5211 AK’s-Hertogenbosch The Netherlands
EXISTING GUARANTOR	NEW GUARANTOR
RWE Aktiengesellschaft Opernplatz 1 45128 Essen Germany	innogy SE Opernplatz 1 45128 Essen Germany

SOLICITATION AGENTS

Citigroup Global Markets Limited

Citigroup Centre
Canada Square
Canary Wharf
London E14 5LB
United Kingdom
For information by telephone: +44 20 7986 8969
Attention: Liability Management Group
Email: liabilitymanagement.europe@citi.com
The Royal Bank of Scotland plc 250 Bishopsgate London EC2M 4AA United Kingdom For information by telephone: +44 20 7085 6124 Attention: Liability Management Email: liabilitymanagement@rbs.com

TABULATION AND VOTING AGENT	SCRUTINEER
of the Vote Without Meeting
Lucid Issuer Services Limited
Tankerton Works
12 Argyle Walk
London WC1H 8HA
United Kingdom
For information by telephone: +44 20 7704 0880
Attention: Paul Kamminga / Arlind Bytyqi
Email: innogy@lucid-is.com
Voting Platform: www.lucid-is.com/innogy
Notarin Dr. Christiane Mühe Gerns & Partner An der Welle 3 60322 Frankfurt am Main Germany For information by telephone: +49 69 7171 990 Email: christiane.muehe@gems.eu

LEGAL ADVISORS

To the Solicitation Agents as to US law Shearman & Sterling (London) LLP 9 Appold Street London EC2A 2AP United Kingdom	To the Issuers as to Dutch law De Brauw Blackstone Westbroek Claude Debussylaan 80 1082 MD Amsterdam The Netherlands

To the Solicitation Agents as to German law

Hengeler Mueller Partnerschaft von Rechtsanwälten mbB Bockenheimer Landstraße 24 60323 Frankfurt am Main Germany